EXHIBIT 5.1
DLA Piper LLP (US)
The Marbury Building
6225 Smith Avenue
Baltimore, Maryland 21209-3600
T (410) 580-3000
F (410) 580-3001
W www.dlapiper.com
June 3, 2010
T. Rowe Price Group, Inc.
100 East Pratt Street
Baltimore, Maryland 21202
Re: Registration Statement on Form S-8
Dear Ladies and Gentlemen:
     We have acted as counsel for T. Rowe Price Group, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-8 to be filed by the Company under the Securities Act of 1933, as amended (the “Registration Statement”), and which registers 27,618,754 shares of the Common Stock of the Company (the “Shares”) issuable pursuant to the Company’s 2004 Stock Incentive Plan (the “Plan”). In that capacity, we have reviewed the charter and by-laws of the Company, the Registration Statement, the Plan, the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered under the Plan, a good standing certificate for the Company, dated as of a recent date, issued by the State Department of Assessments and Taxation of the State of Maryland and such other materials and matters as we have deemed necessary for the issuance of this opinion.
     Based on the foregoing, it is our opinion that the Shares to be issued under the Plan have been duly authorized, and upon the issuance and delivery of the Shares in the manner contemplated by the Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.
     Our opinion set forth above is subject to the following general qualifications and assumptions:
     (1) The foregoing opinion is rendered as of the date hereof. We assume no obligation to update or supplement this opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.
     (2) We have made no investigation as to, and we express no opinion concerning, any laws other than the laws of the State of Maryland.
     (3) We express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of Maryland or any other jurisdiction.
     (4) We assume that the issuance of the Shares, together with any other outstanding shares of Common Stock, will not cause the Company to issue shares of Common Stock in excess of the number of such shares authorized by the Company’s charter.
     (5) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,
/s/ DLA PIPER LLP (US)